OMB APPROVAL
OMB Number 3235-0060
Expires: March 31, 2006
Estimate average burden hours per response: 2.64

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 19, 2005

ANTARES PHARMA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20945	41-1350192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 Eagleview Boulevard, Suite 414, Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 458-6200

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 2.03.      Entry into a Material Definitive Agreement; Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2005, Antares Pharma, Inc. issued a press release announcing its $4 million Line of Credit Agreement with Dr. Jacques Gonella. Dr. Gonella is the Chairman of Antares’ Board of Directors, and he owns approximately 20% of Antares outstanding shares of common stock. A copy of this press release is attached hereto as Exhibit 99.1. The material terms of Antares’ agreement with Dr. Gonella are summarized below, provided that the following summary is qualified in its entirety by reference to the Line of Credit Agreement, including the related form of promissory note and form of warrant, attached hereto as Exhibit 10.1.

Pursuant to the parties’ agreement, $2 million of the credit line will be available for use by Antares for general working capital purposes, and the remaining $2 million of the line will be available for use by Antares exclusively for the acquisition by Antares of the business, outstanding shares or assets of another person or entity, or the investment by Antares in any such other person or entity, and all related activities, although Antares currently has no such acquisition or investment under active consideration. Per the terms of the parties’ agreement, Dr. Gonella may not unreasonably withhold his consent to a requested advance of the working capital portion of the line; unless otherwise agreed to by the parties, requests for advances of the working capital portion of the line may not be made by Antares more than once every 30 days and may not exceed $250,000 per advance. Dr. Gonella may refuse, in his discretion, any requested advance for the balance of the line if he should not be satisfied with the intended use of the Advance, or the prevailing status of Antares’ business or results. Any borrowings under the line of credit will be at prime plus 2% (adjusted monthly) and principal and interest are convertible into shares of Antares Pharma common stock at a price equal to the lesser of $1.26 per share, or the per share price at which Antares subsequently issues shares of its capital stock or securities exercisable for or convertible into such shares of capital stock. Any borrowings under the line will be secured by an assignment by Antares to Dr. Gonella of all license or milestone payments and royalties receivable or received by Antares from or as a result of a license by Antares of its ATDTM gel products and/or technology, excluding advances or other amounts associated with capital costs or development costs, such assignment being only to the extent of any such advances actually made. Antares has agreed to take steps reasonably required to perfect such security interest. As additional consideration for the line, Antares agreed to issue to Dr. Gonella five-year warrants to purchase up to 1,000,000 shares of the company’s common stock, the exercise price of such warrants being determined in the same manner as the note conversion price described above. Pursuant to the schedule set forth in the parties’ agreement, Antares is obligated to issue up to 500,000 of such warrants at such time as advances of the working capital portion of the line are actually made. The remainder of such warrants are issuable by Antares at such time as Dr. Gonella completely advances to Antares the remainder of the line. The parties’ agreement is also subject to other customary terms and conditions, including customary notice provisions, events of default and the agreement by Antares to pay 2% late charges to Dr. Gonella upon the occurrence of such events of default. Any amounts advanced by Dr. Gonella to Antares are due on the earlier to occur of the following: (i) January 15, 2007, (ii) termination of the line following an event of default, or (iii) the earlier of the date on which (A) Antares raises through sales of its equity securities at least $5 million, exclusive of amounts advanced under the line, or (B) Antares’ cash and cash equivalent position equals at least $6 million.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Line of Credit Agreement, dated October 19, 2005, between Antares Pharma, Inc. and Dr. Jacques Gonella

99.1	Press Release dated October 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2005	By	/s/ LAWRENCE M. CHRISTIAN
Lawrence M. Christian
	Its	Chief Financial Officer